                                                                   EXHIBIT 12(b)



                         JOSEPH E. SEAGRAM & SONS, INC.


                            AND SUBSIDIARY COMPANIES



               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                   (MILLIONS)



                                                   THREE
                                                  MONTHS
                                                   ENDED         FISCAL YEARS ENDED JANUARY 31,
                                                 APRIL 30,   --------------------------------------
                  DESCRIPTION                      1996      1996    1995    1994    1993     1992
- -----------------------------------------------  ---------   -----   -----   -----   -----   ------
Earnings before income taxes (restated for
  discontinued operations).....................    $  13     $  83   $ 186   $ 198   $ 169   $  290
ADD (DEDUCT):
Fixed charges..................................       12       169     186     166     157      145
Interest capitalized, net of amortization......       --        --      (1)     --      (1)      (1)
Minority interest..............................       (1)        1       4      (4)     (1)      --
                                                 ---------   -----   -----   -----   -----   ------
EARNINGS AVAILABLE FOR FIXED CHARGES...........    $  24     $ 253   $ 375   $ 360   $ 324   $  434
                                                 =======     =====   =====   =====   =====   ======
FIXED CHARGES:
Interest expense...............................    $   7     $ 145   $ 163   $ 146   $ 137   $  125
Portion of rent expense deemed to represent
  interest factor..............................        5        24      23      20      20       20
                                                 ---------   -----   -----   -----   -----   ------
FIXED CHARGES..................................    $  12     $ 169   $ 186   $ 166   $ 157   $  145
                                                 =======     =====   =====   =====   =====   ======
RATIO OF EARNINGS TO FIXED CHARGES.............     2.00      1.50    2.02    2.17    2.06     2.99
                                                 ---------   -----   -----   -----   -----   ------